FOR IMMEDIATE RELEASE	The Bank Contact: Linda Newlin Office: (856) 686-6828
First Washington: Contact: Kelly Kennedy Office: (609) 426-1000 x 6704

First Washington State Bank

to merge with The Bank

Customers to benefit from additional location convenience

          (July 31, 2006) -- Woodbury, NJ – Scott H. Kintzing, president and CEO of The Bank, headquartered in Woodbury, New Jersey and C. Herbert Schneider, president and CEO of First Washington State Bank headquartered in Windsor, New Jersey, today announced that the boards of directors of each of their banks have reached an agreement in principle to merge.  The combined bank will continue to operate under the same local autonomy and decentralized decision-making philosophies that characterize each of the banks today.  Both The Bank and First Washington State Bank currently operate as separate affiliates of the same financial holding company, Fulton Financial Corporation based in Lancaster, Pennsylvania.

          This action is subject to approval by bank regulatory authorities, and the actual merger is anticipated to take effect in either the fourth quarter of 2006 or the first quarter of 2007.  The combination of people and financial resources of each of these two banks will enable the combined organization to more effectively serve its customers in Burlington, Gloucester, Salem, Camden, Atlantic, Mercer, Monmouth, Ocean and contiguous counties.

          “With total assets of $1.8 billion dollars, our combined bank will have the increased capacity to meet the individual financial needs of our business and retail banking customers, in addition to providing increased location convenience throughout our expanded eight county footprint.” said Kintzing.  “What is even more satisfying is that we will continue to deliver those solutions locally through employees who live and work right here in our communities and who have a vested interest in the region’s ongoing growth and prosperity.”

          “By combining First Washington’s talent and expertise with the significantly broader array of financial products and services available from The Bank, we will have more financial solutions to offer our customers in our local markets.” said Schneider.  “The merger will also enable us to maintain and enhance the personalized community-oriented banking relationships that customers of both organizations have come to expect and appreciate.”

          First Washington State Bank currently operates 16 banking offices and 15 ATMs in Mercer, Monmouth and Ocean counties.  The Bank currently operates 28 banking offices, 26 ATMs and 5 loan production offices in Camden, Burlington, Gloucester, Salem and Atlantic counties.  Customers of the newly combined bank will have access to financial services at all of these locations.

          More information on First Washington State Bank can be found on the Internet at www.firstwashingtonstatebank.com.  For information on The Bank, visit www.thebankonline.com

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2006